Exhibit 15

To the Board of Directors and Shareowners of The May Department Stores Company:

We are aware that The May Department Stores Company has incorporated by reference in its Registration Statements on Form S-3 (No. 333-42940, 333-42940-01, 333-71413 and 333-71413-01) and
Form S-8 (No. 33-21415, 33-58985 and 333-76227) its Form 10-Q for
the quarter ended October 28, 2000, which includes our report dated December 5, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ Arthur Andersen LLP
St. Louis, Missouri
December 5, 2000
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